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                                                                 Exhibit (b)(5)


            STOCK SUBSCRIPTION AGREEMENT, dated as of July 23, 1997, between Colfax Capital Corporation ("Colfax") and II Acquisition Corp., a Delaware corporation (the "Corporation").

            Colfax hereby subscribes for and offers to purchase, and the Corporation hereby accepts such offer and agrees to issue to Colfax, up to 2,000 shares (or such lesser number of shares as may be specified by the Corporation) of its Preferred Stock, par value $.01 per share, having the terms stated in Exhibit A, in consideration of the payment by Colfax to it of cash in the amount of $100,000 per share, or up to a total of $200,000,000, on or before the Issue Date (as set forth in Exhibit A).

            The Corporation represents and warrants that it will take all steps necessary to provide for such Preferred Stock and will file a certificate of designation fixing the terms of such Preferred Stock in accordance with the terms attached as Exhibit A, on or before the Issue Date.

            This Stock Subscription Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

            This Stock Subscription Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to principles of conflict of law.
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            IN WITNESS WHEREOF, the parties hereto have caused this Stock
Subscription Agreement to be duly executed as of the date hereof.


                                    Colfax Capital Corporation


                                          By: /s/ MICHAEL G. RYAN
                                              ------------------------------
                                          Name:  Michael G. Ryan
                                          Title: President

                                    II Acquisition Corp.


                                          By: /s/ JOSEPH O. BUNTING, III
                                              ------------------------------
                                          Name:  Joseph O. Bunting, III
                                          Title: Vice President and Treasurer
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                            Terms of Preferred Stock


Issuer                        II Acquisition Corp.
Par Value                     $.01 per share
Liquidation Preference        $100,000 per share
Issue Amount                  Up to $200,000,000 in liquidation preference
Issue Date                    When called by the Corporation.
Mandatory
Redemption                    December 31, 2001
Dividends                     7% per annum, cumulative; payable only when
                              declared
Placement Fee                 1% of the face amount of Shares purchased, payable
                              to Colfax upon issuance of the Shares and payment of Colfax therefor